EXHIBIT 21.1

ENZON PHARMACEUTICALS, INC.

Subsidiaries of Registrant

Subsidiary	State or Other Jurisdiction of Incorporation

SCA Ventures, Inc.	Delaware
Enzon Pharmaceuticals, Ltd.	Canada
Evivrus, Inc.	Delaware
Enzon (UK) Limited	United Kingdom